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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                            OF CELLSTAR CORPORATION

     CELLSTAR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     FIRST: That the Board of Directors of the Company duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

             RESOLVED, that, subject to approval of the Company's stockholders, the Certificate of Incorporation be, and it hereby is, amended by changing paragraph (a) of Article 4 thereof so that, as amended, such paragraph shall read as follows:

                  "(a)  Stock Authorization.  The total number of shares of
                        -------------------
             capital stock that the Corporation shall have authority to issue is 205,000,000 shares, which shall consist of (i) 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") and
             (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock")."

     SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, CellStar Corporation has caused this certificate to be executed the 19th day of May, 1998.

                                       CELLSTAR CORPORATION


                                       By:/s/ Alan H. Goldfield
                                       ----------------------------------------
                                       Alan H. Goldfield
                                       Chairman of the Board and Chief Executive
                                       Officer